A properly completed **original stock order form** must be used to subscribe for common stock. Please read the Stock Ownership Guide Instructions as you complete this form.

HarborOne NorthEast Bancorp, Inc.
Subscription & Community Offering
Stock Order Form

STOCK ORDER **DEADLINE**	STOCK ORDER **DELIVERY**
Monday, July 22, 2019 at 4:00 p.m. Eastern Time (Received not postmarked)	If By Overnight or Hand Delivery To: **HarborOne Bank Stock Information Center 131 Copeland Drive, Mansfield, MA 02048 (508) 895-1015**

(1) SHARES → ___ *Subscription Price* X 10.00 = **(2) TOTAL PAYMENT DUE** $ → ___ . 00

Purchase Limitations (see Instructions and the Prospectus)

Minimum	Maximum	Maximum for associates or group
25 shares	100,000 shares	200,000 shares
$ 250	$ 1,000,000	$ 2,000,000

(3) Check here if you are a HarborOne Bancorp, HarborOne Mutual Bancshares, HarborOne Mortgage or HarborOne Bank or any subsidiary of HarborOne Bank:
☐ **EMPLOYEE, OFFICER, DIRECTOR, TRUSTEE, CORPORATOR** *or* **IMMEDIATE FAMILY MEMBER** *as defined on the reverse side.*

(4) CHECK PAYMENT	Enclosed is a check, bank draft or money order in the amount indicated.	Payable to HarborOne NorthEast Bancorp, Inc.	Total Check Amount Enclosed $ →	. 00

(5) WITHDRAWAL PAYMENT There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at HarborOne Bank cannot be used for this form of payment. The undersigned authorizes withdrawal from the following account(s) at HarborOne Bank.

Bank Use	Account # To Withdraw →	Withdrawal Amount $ →	. 00
Bank Use	Account # To Withdraw →	Withdrawal Amount $ →	. 00

(6) PURCHASER INFORMATION

Subscription Offering — Check only the first box below that applies to the purchaser(s) in Item 7.

☐ a. The purchaser(s) had a deposit account(s) at HarborOne Bank, or the former Coastway Bank, totaling $50 or more on **February 28, 2018** ("Eligible Account Holder").
☐ b. The purchaser(s) had a deposit account(s) at HarborOne Bank, or the former Coastway Bank, totaling $50 or more on **June 30, 2018** ("Supplemental Eligible Account Holder").
☐ c. The purchaser(s) is an employee, officer, director, trustee or corporator of HarborOne Bank or any subsidiary of HarborOne Bank and is not an Eligible Account Holder.

Community Offering — Check one box below if a, b or c does not apply to the purchaser(s) in Item 7.

☐ d. The purchaser(s) **RESIDES** in one of the MA or RI cities and towns listed on the reverse side. Indicate city or town of residence here: ___
☐ e. The purchaser(s) **DOES NOT RESIDE** in one of the cities and towns.

Account Information – List below all accounts the purchaser had as of the Subscription Offering eligibility date as indicated above. Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights. **Additional space on reverse side at Item 6.**

Qualifying Account # of Purchaser		Names(s) on Account
Qualifying Account # of Purchaser		Names(s) on Account

(7) STOCK OWNERSHIP REGISTRATION (to appear on stock registration statement) Please provide all requested information.
Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA, Keogh, 401(k) or similar plan purchases).

Form of Ownership (check one box and indicate SS# or Tax ID#)

☐ Individual ☐ Uniform Transfers to Minors Act (minor SS#) ☐ Business (co., corp.) **SS/Tax ID# Reporting** → ___
☐ Joint Tenants ☐ Tenants In Common ☐ Fiduciary (trust, estate) **SS/Tax ID# Other** → ___

IRA / QUALIFIED PLAN ORDER
☐ IRA or other qualified plan
TTEE Tax ID# → ___ - ___
Owner SS# → - -

Registration Name →
Name →

Address Street →
City → State → Zip code →
Telephone Day / Evening

(8) ASSOCIATES / ACTING IN CONCERT
☐ **(Definitions on reverse side)** Check here if you, or any associates or persons acting in concert with you, have submitted other orders for shares and/or are current owners of existing shares of HarborOne Bancorp, Inc. **If you checked this box, complete reverse side.**

(9) ACKNOWLEDGEMENT - To be effective, this stock order form must be properly completed and physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than 4:00 p.m., Eastern Time, on Monday, July 22, 2019, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by HarborOne NorthEast Bancorp, Inc., this stock order form may not be modified, withdrawn or canceled without HarborOne NorthEast Bancorp, Inc.'s consent and if authorization to withdraw from deposit accounts at HarborOne Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. **(continued on reverse side)**

By signing below, I also acknowledge that I have read the Certification Form & Acknowledgement continued on the reverse side of this form (Item 9).

Signature Date → **Signature** Date →

ITEM (6) PURCHASER INFORMATION (continued from reverse side) Bank Use Qualifying Account Number(s) continued Names(s) Account continued Community Offering Preferred Cities/Towns of Massachusetts and Rhode Island – Massachusetts cities and towns of Abington, Acushnet, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dartmouth, Dighton, Duxbury, East Bridgewater, Easton, Fairhaven, Fall River, Foxboro, Freetown, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marion, Marshfield, Mattapoisett, Middleborough, Milton, New Bedford, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Somerset, Stoughton, Swansea, Taunton, Wareham, West Bridgewater, Westport, Weymouth and Whitman, and the Rhode Island cities and towns of Barrington, Bristol, Burrillville, Central Falls, Charlestown, Coventry, Cranston, Cumberland, East Greenwich, East Providence, Exeter, Foster, Glocester, Hopkinton, Jamestown, Johnston, Lincoln, Little Compton, Middletown, Narragansett, New Shoreham, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Richmond, Scituate, Smithfield, South Kingstown, Tiverton, Warren, Warwick, West Greenwich, West Warwick, Westerly, and Woonsocket. ITEM (8) ASSOCIATES / ACTING IN CONCERT (continued from reverse side) If you checked the box in Item 8 on the reverse side of this form, list below all other orders submitted by you or your associates (as defined below) or by persons acting in concert with you (as defined below) and list the number of shares of HarborOne Bancorp, Inc. you or your associates currently own. Name(s) listed on other stock order forms submitted Number of shares ordered Name(s) of existing shareholders Number of shares owned Associate – The term “associate” of a person means: (1) any corporation or organization (other than HarborOne Mutual Bancshares, HarborOne NorthEast Bancorp, Inc., HarborOne Bancorp, Inc. or HarborOne Bank or a majority owned subsidiary of any of those entities) of which a person is a senior officer, partner or is, directly or indirectly, 10% beneficial shareholder; (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of HarborOne Mutual Bancshares, HarborOne NorthEast Bancorp, Inc., HarborOne Bancorp, Inc. or HarborOne Bank, or any subsidiary thereof. Members of the ‘‘immediate family’’ of directors, trustees and officers will be considered ‘‘associates’’ of these individuals regardless of whether they share a household with the director, trustee or officer. See the definition of ‘‘immediate family’’ below. Acting in concert – The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon various facts, including, among other things, joint account relationships, common address on our records, or that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, directors and trustees of HarborOne Mutual Bancshares, HarborOne Bancorp, Inc., HarborOne NorthEast Bancorp, Inc. and HarborOne Bank are not treated as associates of each other solely because of their membership on our board of directors or trustees. Unless we determine otherwise, spouses, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be presumed to be acting in concert. Immediate Family – The term ‘‘immediate family’’ means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. ITEM (9) ACKNOWLEDGEMENT & SIGNATURE (continued from reverse side) Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of reorganization and minority stock issuance of HarborOne Bank and HarborOne Mutual Bancshares described in the accompanying prospectus. Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. HarborOne Bank, HarborOne NorthEast Bancorp, Inc., and HarborOne Mutual Bancshares will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.

CERTIFICATION FORM I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY OR THE SHARE INSURANCE FUND. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS. I further certify that before purchasing the common stock of HarborOne NorthEast Bancorp, Inc. (the “Company”), I received a prospectus of the Company dated May , 2019 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section the risks involved in the investment in this common stock, including but not limited to the following: Risks Related to Our Business •Commercial real estate and commercial loans carry greater credit risk than loans secured by owner occupied one to four family real estate. •The unseasoned nature of our commercial real estate and commercial loan portfolio may result in changes to our estimates of collectability, which may lead to additional provisions or charge offs, which could hurt our profits. •Our commercial and residential construction loans are subject to various lending risks depending on the nature of the borrower’s business, its cash flow and our collateral. •Environmental liability associated with commercial lending could result in losses. •Our business may be adversely affected by credit risks associated with residential property. •The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy. •An increase in interest rates or changes in the secondary mortgage market may reduce our mortgage banking revenues, which would negatively impact our non-interest income. •We use significant assumptions and estimates in our financial models to determine the fair value of certain assets, including mortgage servicing rights, origination commitments and loans held for sale. If our assumptions or estimates are incorrect, that may have a negative impact on the fair value of such assets and adversely affect our earnings. •If we are required to repurchase mortgage loans that we have previously sold, it could negatively affect our earnings. •If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease. •Our portfolio of indirect auto lending and auto lease lending exposes us to increased credit risks. •We depend on our relationship with Credit Union Leasing of America to grow our auto lease loan portfolio. •A portion of our loan portfolio consists of loan participations, which may have a higher risk of loss than loans we originate because we are not the lead lender and we have limited control over credit monitoring. •Changes in interest rates may hurt our results of operations and financial condition. •Hedging against interest rate exposure may adversely affect our earnings. •We may be unable to attract, hire and retain qualified key employees, which could adversely affect our business prospects, including our competitive position and results of operations. •We may not be able to successfully implement our strategic plan. •Failure to attain expected synergies related to the Coastway acquisition could reduce our future earnings per share. •Impairment of goodwill and/or intangible assets could require a charge to earnings, which could adversely affect us. •Our efficiency ratio is high, and we anticipate that it may remain high, as a result of the ongoing implementation of our business strategy. •An increase in FDIC or Co-operative Central Bank insurance assessments could significantly increase our expenses. •The loss of deposits or a change in deposit mix could increase our cost of funding. •Our funding sources may prove insufficient to allow us to meet our obligations, replace depositor withdrawals or support future growth. •Strong competition within our market area could hurt our profits and slow growth. •We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance. •Our banking business is highly regulated, which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business. •We are subject to capital and liquidity standards that require banks and bank holding companies to maintain more and higher quality capital and greater liquidity than has historically been the case. •We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions. •Changes in the valuation of our securities could adversely affect us. •We may need to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high. •We face continuing and growing security risks to our information base, including the information we maintain relating to our customers. •We may not be able to successfully implement future information technology system enhancements, which could adversely affect our business operations and profitability. •We rely on other companies to provide key components of our business infrastructure. •If our risk management framework does not effectively identify or mitigate our risks, we could suffer losses. •Changes in accounting standards could affect reported earnings. •Changes in tax laws and regulations and differences in interpretation of tax laws and regulations may adversely impact our financial statements. •Holders of our subordinated notes have rights that are senior to those of our common shareholders. We have supported a portion of our growth through the issuance of subordinated notes. •Acquisitions may disrupt our business and dilute shareholder value. •Natural disasters, acts of terrorism and other external events could harm our business. Risks Related to the Offering •The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering. •Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance. •Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock. •Our stock-based benefit plans will increase our expenses and reduce our income. •The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans. •Our stock value may be negatively affected by applicable regulations that restrict stock repurchases. •Various factors may make takeover attempts more difficult to achieve. •You may not revoke your decision to purchase New HarborOne common stock in the subscription or community offerings after you send us your order. •The distribution of subscription rights could have adverse income tax consequences. •Securities issued by us, including our common stock, are not FDIC insured. •We are an emerging growth company, and if we elect to comply only with the reduced reporting and disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors. (By Signing the Front of this Form the Purchaser is Not Waiving Any Rights Under the Federal Securities Laws, Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

16 HarborOne NorthEast Bancorp, Inc. Stock Ownership Guide Individual Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", "single person", etc. Joint Tenants Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants. Tenants in Common Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. Uniform Transfers to Minors Act ("UTMA") Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is "CUST", while the Uniform Transfers to Minors Act is "UTMA". Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the MA Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA MA (use minor's social security number). Fiduciaries Information provided with respect to stock to be held in a fiduciary capacity must contain the following: • The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation's title before the individual. • The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc. • A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity. • The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description. • The name of the maker, donor or testator and the name of the beneficiary. An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe. Stock Order Form Instructions Items 1 and 2 - Number of Shares and Total Payment Due Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum purchase is 25 shares ($250) of common stock. As more fully described in the plan of conversion outlined in the prospectus, the maximum allowable purchase by a person, entity or group of people through a single account is 100,000 shares ($1,000,000) of common stock. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 200,000 shares ($2,000,000) of common stock. Item 3 - Employee/Officer/Director/Trustee/Corporator Information Check this box to indicate whether you are an employee, officer, director or trustee of HarborOne Bancorp, HarborOne Mutual Bancshares, HarborOne Bank, HarborOne Mortgage, or a corporator of HarborOne Mutual Bancshares, or a member of such person's immediate family. The term ‘‘immediate family’’ means: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. Item 4 - Payment by Check If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Your check, bank draft or money order must be made payable to HarborOne NorthEast Bancorp, Inc. Your funds will earn interest at 0.07% until the stock offering is completed or terminated. Item 5 - Payment by Withdrawal If you pay for your stock by a withdrawal from an interest-bearing deposit account at HarborOne Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate of deposit accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account or similar account. Item 6 – Purchaser Information Subscription Offering a. Check this box if the purchaser had a deposit account(s) at HarborOne Bank or the former Coastway Bank totaling $50 or more on February 28, 2018 (“Eligible Account Holder”). b. Check this box if the purchaser had a deposit account(s) at HarborOne Bank or the former Coastway Bank totaling $50 or more on June 30, 2018 (“Supplemental Eligible Account Holder”), but is not an Eligible Account Holder. c. Check this box if the purchaser is an employee, officer, director, trustee or corporator of HarborOne Bank or any subsidiary of HarborOne Bank but is not an Eligible Account Holder or Supplemental Account Holder. Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your subscription rights. Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights. Community Offering d. Check this box if you are submitting an order in the community offering and reside in one of the cities or towns indicated on the back of the stock order form (Indicate city/town of residence). e. Check this box if you are submitting an order in the community offering and do not reside in one of the preferred cities or towns. Item 7 - Stock Ownership Registration, Address, SS# or Tax ID#, Telephone Number(s) Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s). Complete the requested stock registration, mailing address and telephone number(s). The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under "Stock Ownership Guide." Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA, Keogh, 401(k) or similar purchases). Item 8 – Associates/Acting in Concert Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares of HarborOne NorthEast Bancorp, Inc. common stock. Item 9– Acknowledgement Please review the prospectus carefully before making an investment decision. Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification (continued on the reverse side of the stock order form). Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds. Your properly completed signed stock order form and payment in full (or withdrawal authorization) for the shares must be physically received (not postmarked) by HarborOne NorthEast Bancorp, Inc. no later than 4:00 p.m., Eastern Time, on Monday, June 22, 2019 or it will become void. Delivery Instructions: You may deliver your stock order form by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the address indicated on the stock order form. We will not accept stock order forms at our other offices. If you have any additional questions, or if you would like assistance in completing your stock order form, please call our Stock Information Center, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Wednesday, July 3rd, through 10:00 am Monday, July 8th, in observance of the July 4th holiday. HarborOne Bank Stock Information Center, 131 Copeland Drive, Mansfield, MA 02048 (508) 895-1015